Exhibit 16.1 Letter on change of certifying accountant

Child, Van Wagoner & Bradshaw, PLLC

5296 South Commerce Drive, Suite 300

Salt Lake City, Utah  84107-5370      (801) 281-4700

December 21, 2007

Securities and Exchange Commission

450 5th Street, Northwest

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Van Wagoner & Bradshaw, PLLC was previously principal accountant for  China Ruitai International Holdings Co., Ltd. (“The Company") and reported on the financial statements of the Company for the period ended December 31, 2006.    We have read the Company's statements included under Item 4.01 of its Form 8-K dated December 19, 2007, and agree with such statements as they pertain to our firm.

Very truly yours,

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC